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                                   Exhibit No. 3

                             ARTICLES OF INCORPORATION
                                         OF
                   ANALYSTS INTERNATIONAL CORPORATION, AS AMENDED


     We, the undersigned, each being of full age, for the purpose of organizing a corporation under and pursuant to the provisions of the Minnesota Business Corporation Act, do hereby associate ourselves as a body corporate and do hereby adopt the following Articles of Incorporation.

                                     ARTICLE I

     The name of this corporation is "Analysts International Corporation."

                                     ARTICLE II

     The corporation has general business purposes.

                                    ARTICLE III

     The duration of this corporation shall be perpetual.

                                     ARTICLE IV

     The location and post office address of this corporation's registered office in the State of Minnesota shall be 1200 First National Bank Building, Minneapolis, MN 55402.

                                     ARTICLE V

     The total authorized number of shares of the corporation shall be 120,000,000 common shares of the par value of ten cents ($.10) per share.

     The shareholders shall have no preemptive or other rights to subscribe for any shares, or securities convertible into shares of the corporation.

     There shall be no cumulative voting of shares of the corporation.

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     The Board of Directors is hereby authorized and empowered to accept or reject subscriptions for shares made after incorporation and to issue authorized but unissued shares from time to time for such consideration as the Board of Directors may determine, but not less than the par value of the shares so issued.

     The Board of Directors is hereby authorized and empowered to fix the terms, provisions and conditions of options, warrants or rights to purchase or subscribe for shares of the corporation, including the price or prices at which shares may be purchased or subscribed for and to authorize the issuance thereof.

                                     ARTICLE VI

     The amount of stated capital with which the corporation will begin business shall be One Thousand Dollars ($1,000.00).

                                    ARTICLE VII

     The names and post office addresses of the first directors of the corporation are as follows:

     Robert L. Crosby         1200 First National Bank Building, Minneapolis, MN

     Robert M. Skare          1200 First National Bank Building, Minneapolis, MN

     Harold C. Evarts         1200 First National Bank Building, Minneapolis, MN

     Said directors shall serve until the first annual meeting of shareholders subsequent to incorporation. The number, qualifications, term of office, manner of election and powers and duties of the directors shall be specified by the shareholders in the By-Laws of the corporation.

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                                    ARTICLE VIII

     The names and post office addresses of each of the incorporators are as follows:

     Robert L. Crosby         1200 First National Bank Building, Minneapolis, MN

     Robert M. Skare          1200 First National Bank Building, Minneapolis, MN

     Harold C. Evarts         1200 First national Bank Building, Minneapolis, MN

                                     ARTICLE IX

     The holders of a majority of the outstanding shares shall have power to authorize the sale, lease, exchange or other disposal of all or substantially all of the property and assets of this corporation including its good will, to amend the Articles of Incorporation of this corporation and adopt or reject an agreement of consolidation or merger.

                                     ARTICLE X

     The Board of Directors shall have authority to make and alter the By-Laws of this corporation, subject to the power of the shareholders to change or repeal such By-Laws.

                                     ARTICLE XI

     A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or 80A.23 of the Minnesota Statutes, or (iv) for any transaction from which a director derived an improper personal benefit. If the Minnesota Statutes are amended after approval by the shareholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a

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director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes, as so amended.

     Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


     IN WITNESS WHEREOF, we have hereunto set our hands and seals this 24th day of March, 1966.

                                   /s/ Robert L. Crosby
                                   ------------------------------------
                                   Robert L. Crosby


                                    /s/ Robert M. Skare
                                   ------------------------------------
                                   Robert M. Skare

                                    /s/ Harold C. Evarts
                                   ------------------------------------
                                   Harold C. Evarts